Exhibit 10.2

APPENDIX A

AMENDED AND RESTATED

PARTICIPATION AGREEMENT

Name:	Raymond Stevens, Ph.D.

Section 1.ELIGIBILITY.

You have been designated as eligible to participate in the Structure Therapeutics Inc. Severance and Change in Control Plan (the “Plan”), a copy of which is attached to this Amended and Restated Participation Agreement (this “Participation Agreement”). Capitalized terms not explicitly defined in this Participation Agreement but defined in the Plan shall have the same definitions as in the Plan. You will receive the benefits set forth below if you meet all the eligibility requirements set forth in the Plan, including, without limitation, executing the required Release within the applicable time period set forth therein and allowing such Release to become effective in accordance with its terms. Notwithstanding the schedule for provision of benefits as set forth below, the schedule and timing of payment of any benefits under this Participant Agreement is subject to any delay in payment that may be required under Section 5 of the Plan.

Section 2.CHANGE IN CONTROL SEVERANCE BENEFITS.

If you are terminated in a Covered Termination that occurs during the Change in Control Period, you will receive the severance benefits set forth in this Section 2. All severance benefits described herein are subject to standard deductions and withholdings.

(a)Base Salary. You shall receive a cash payment in an amount equal to 18 months (the “Severance Period”) of payment of your Base Salary. The Base Salary payment will be paid to you in a lump sum cash payment no later than the second regular payroll date following the later of (i) the effective date of the Release or (ii) the Closing, but in any event not later than March 15 of the year following the year in which your Separation from Service occurs.

(b)Bonus Payment. You will be entitled to 150% of the annual target cash bonus established for you, if any, pursuant to the annual performance bonus or annual variable compensation plan established by the Committee (or any authorized committee or designee thereof) for the year in which your Covered Termination occurs. If at the time of the Covered Termination you are eligible for the annual target cash bonus for the year in which the Covered Termination occurs, but the target percentage (or target dollar amount, if specified as such in the applicable bonus plan) for such bonus has not yet been established for such year, the target percentage shall be the target percentage established for you for the preceding year (but adjusted, if necessary, for your position for the year in which the Covered Termination occurs). For the avoidance of doubt, the amount of the annual target cash bonus to which you are entitled under this Section 2(b) will be calculated: (1) assuming all articulated performance goals for such bonus (including, but not limited to, corporate and individual performance, if applicable), for the year of the Covered Termination was achieved at target levels; (2) as if you had provided services for the entire year for which the bonus relates; and (3) ignoring any reduction in your Base Salary that would give rise to your right to resignation for Good Reason (such bonus to which you are entitled under this Section 2(b), the “Annual Target Cash Bonus Severance Payment”). The Annual Target Cash Bonus Severance Payment shall be paid in a lump sum cash payment no later than the second regular payroll date following the later of (i) the effective date of the Release or (ii) the Closing, but in any event not later than March 15 of the year following the year in which your Separation from Service occurs.

(c)Payment of Continued Group Health Plan Benefits. If you timely elect continued group health plan continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) following your Covered Termination date, the Company Group shall pay directly to the carrier the full amount of your COBRA premiums on your behalf for your continued coverage under the Company Group’s group health plans, including coverage for your eligible dependents, until the earliest of (i) the end of the Severance Period following your Covered Termination date, (ii) the expiration of your eligibility for the continuation coverage under COBRA, or (iii) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment (such period from your termination date through the earliest of (i) through (iii), the “COBRA Payment Period”). Upon the conclusion of such period of insurance premium payments made by the Company Group, you will be responsible for the entire payment of premiums (or payment for the cost of coverage) required under COBRA for the duration of your eligible COBRA coverage period, if any. For purposes of this Section, (1) references to COBRA shall be deemed to refer also to analogous provisions of state law and (2) any applicable insurance premiums that are paid by the Company Group shall not include any amounts payable by you under an Internal Revenue Code Section 125 health care reimbursement plan, which amounts, if any, are your sole responsibility. You agree to promptly notify the Company Group as soon as you become eligible for health insurance coverage in connection with new employment or self-employment.

Notwithstanding the foregoing, if at any time the Company Group determines, in its sole discretion, that it cannot provide the COBRA premium benefits without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of paying COBRA premiums directly to the carrier on your behalf, the Company Group will instead pay you on the last day of each remaining month of the COBRA Payment Period a fully taxable cash payment equal to the value of your monthly COBRA premium for the first month of COBRA coverage, subject to applicable tax withholding (such amount, the “Special Severance Payment”), such Special Severance Payment to be made without regard to your election of COBRA coverage or payment of COBRA premiums and without regard to your continued eligibility for COBRA coverage during the COBRA Payment Period. Such Special Severance Payment shall end upon expiration of the COBRA Payment Period.

(d)Equity Acceleration. The vesting and exercisability of each outstanding unvested stock option and other stock award, as applicable, that you hold covering Shares as of your Covered Termination date (each, an “Equity Award”) that is subject to time-vesting shall be accelerated in full and any reacquisition or repurchase rights held by the Company Group in respect of Shares issued pursuant to any time-vesting Equity Award granted to you shall lapse in full. To the extent your Covered Termination occurs prior to the Change in Control, the acceleration set forth in this Section 2(d) shall be contingent and effective upon the Change in Control and your Equity Awards will remain outstanding following your Covered Termination to give effect to such acceleration as necessary. For the avoidance of doubt, any Equity Awards subject to performance- vesting shall vest and become exercisable according to their individual award agreements.

Section 3.NON-CHANGE IN CONTROL SEVERANCE BENEFITS.

If you are terminated in a Covered Termination that occurs at a time that is not during the Change in Control Period, you will receive:

(a)the base salary cash payment described in Section 2(a) above, but the Severance Period for purposes of calculating such benefits shall be 12 months;

(b)the Annual Target Cash Bonus Severance Payment described in Section 2(b) above, except that it will be equal to 100% of the annual target cash bonus established for you, if any, pursuant to the annual performance bonus or annual variable compensation plan established by the Committee (or any authorized committee or designee thereof) for the year in which your Covered Termination occurs;

(c)the COBRA benefits described in Section 2(c) above, but the Severance Period for purposes of calculating such benefits shall be 12 months; and

(d)acceleration of the vesting and exercisability (as applicable) of any then- outstanding time-vesting Equity Awards to the extent such awards were scheduled to vest during the 12-month period following your Covered Termination date based solely on your continued employment with the Company Group, had you remained employed by the Company Group through such date, such that such portion of your then-outstanding time-vesting Equity Awards will be deemed immediately vested and exercisable (as applicable) as of the date immediately preceding your Covered Termination date.

For the avoidance of doubt, the amounts described in Sections 3(a) and 3(b) above will be paid to you in a lump sum cash payment no later than the second regular payroll date following the effective date of the Release, but in any event not later than March 15 of the year following the year in which your Separation from Service occurs.

You shall not be eligible to receive any other benefits under the Plan except as described in this Section 3.

For the avoidance of doubt, in no event shall you be entitled to benefits under both Section 2 above and this Section 3. If you are eligible for severance benefits under both Section 2 and this Section 3, you shall receive the benefits set forth in Section 2 and such benefits shall be reduced by any benefits previously provided to you under this Section 3.

Section 4.TERMINATION DUE TO DEATH OR DISABILITY.

In the event of a termination of your employment with the Company Group that is due to your death or a termination by the Company Group due to your Disability, then subject to Section 6 and in lieu of (and not additional to) the benefits described in Sections 2 and 3 above, you (or your heirs or estate) shall receive a cash payment equal to the following amount (the “Death or Disability Payment”): (i) the Annual Target Cash Bonus Severance Payment described in Section 2(b) above, except that it will be equal to a prorated portion of 100% of the annual target cash bonus established for you, if any, pursuant to the annual performance bonus or annual variable compensation plan established by the Committee (or any authorized committee or designee thereof) for the year in which such termination occurs, based on the number of days elapsed in the calendar year prior to the date on which such termination occurs, plus (ii) if such termination occurs prior to your receipt of an annual cash bonus for the completed calendar year that immediately precedes the calendar year in which such termination occurs, the annual cash bonus that would otherwise be payable for such year based on actual performance. The Death or Disability Payment will be paid to you in a lump sum no later than the second regular payroll date following the effective date of the Release, but in any event not later than March 15 of the year following the year in which your termination occurs. Notwithstanding the foregoing, you will not be entitled to receive the Death or Disability Payment if your death or Disability is due to suicide or your participation in an activity involving a significant risk of personal injury or death.

With respect to the Death or Disability Payment, for purposes of Section 2(b) of the Plan (and the related provisions in this Participation Agreement concerning the Release), references to your execution of a Release shall be deemed to refer to the execution of a Release by you or your heirs or estate, as applicable, and references to your Covered Termination shall be deemed to refer to termination of your employment described in this Section 4 (notwithstanding Section 1(m) of the Plan).

Section 5.	CHANGE IN CONTROL ACCELERATION UPON ACQUIROR’S FAILURE TO ASSUME, CONTINUE OR SUBSTITUTE.

If (i) in connection with a Change in Control, any outstanding unvested Equity Award that you hold will not be assumed or continued by the successor or acquiror entity (or its parent company) in such Change in Control or substituted for a similar award of the successor or acquiror entity (or its parent company) (a “Terminating Award”) and (ii) your continued employment with the Company Group has not terminated as of immediately prior to the effective time of such Change in Control, then you will become vested with respect to any then-unvested portion of such Terminating Award, effective immediately prior to, but subject to the consummation of such Change in Control. With respect to any such outstanding Terminating Award that is subject to performance-vesting, unless otherwise provided in the individual grant notice and award agreement evidencing such award, such performance-vesting award will accelerate vesting at 100% of the target level. For the avoidance of doubt, the benefits under this Section 5 are contingent on a Change in Control and do not require your Covered Termination or other termination of service. In addition, you may be eligible for benefits under this Section 5 in addition to benefits under Sections 2, 3, or 4 above, and in such case, you shall receive benefits under both sections, without duplication.

Section 6.ACKNOWLEDGEMENTS; INTERACTION WITH PRIOR BENEFITS.

As a condition to participation in the Plan, you hereby acknowledge each of the following:

(a)The benefits that may be provided to you under this Participation Agreement are subject to certain reductions and termination under the Plan, including without limitation under Section 2 and Section 3 of the Plan.

(b)Your eligibility for and receipt of any severance benefits to which you may become entitled as described in Sections 2, 3, or 4 above is expressly contingent upon your execution of and compliance with the terms and conditions of the Plan, the Release and the Confidentiality Agreement. Severance benefits under this Participation Agreement shall immediately cease in the event of your violation of the provisions of Confidentiality Agreement or any other written agreement with the Company Group, or as otherwise may be set forth in the Plan.

(c)As further described in Section 2(c) of the Plan, this Participation Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes and replaces any change in control or severance benefits previously provided to you, including but not limited to the benefits under the executive employment agreement dated May 16, 2019 between you and the Company Group (the “Employment Agreement”), provided that your Equity Awards shall remain subject to the terms of the Equity Plan or other applicable equity plan under which such awards were granted (including the award documentation governing such awards) that may apply upon a Change in Control and/or termination of your service. You agree and acknowledge that there are no circumstances as of the date of this Participation Agreement that constitute, and nothing contemplated in this Participation Agreement shall be deemed for any purpose to be or to create, a termination without Cause or a Good Reason resignation right, including for purposes of the Employment Agreement, or any other severance or change in control plan, agreement or policy maintained by the Company Group. You further hereby expressly waive any claim or right you may have as of the date of this Participation Agreement (if any) to assert that this Participation Agreement, or any other condition or occurrence, forms the basis for a without Cause termination or Good Reason resignation for any purpose, including for purposes of the Employment Agreement, or any other severance or change in control plan, agreement or policy maintained by the Company Group.

(d)If any particular provision of the Plan or this Participation Agreement is found to be invalid or otherwise unenforceable, such provision will not affect the other provisions of the Plan or this Participation Agreement, but the Plan and this Participation Agreement will be construed in all respects as if such invalid provision were omitted.

(e)If any provision of the Plan or this Participation Agreement does not comply with applicable law, such provision shall be construed in such a manner as to comply with applicable law.

[Signature page follows.]

To accept the terms of this Participation Agreement and participate in the Plan, please sign and date this Participation Agreement in the space provided below and return it to Bob Gatmaitan at robert.gatmaitan@structuretx.com, no later than April 24, 2026.

Structure Therapeutics Inc.
By:
Jun Yoon
Chief Financial Officer

Eligible Employee

Raymond Stevens, Ph.D.

Date:	April 17, 2026